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Exhibit 5.1

Sears Tower, Suite 5800 233 S. Wacker Dr. Chicago, Illinois 60606 Tel: (312) 876-7700 Fax: (312) 993-9767 www.lw.com
LATHAM & WATKINS LLP
FIRM / AFFILIATE OFFICES
	Boston	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
December 16, 2003	Hamburg	Paris
	Hong Kong	San Diego
Orbitz, Inc. 200 S. Wacker Drive Suite 1900 Chicago, Illinois 60606	London Los Angeles Milan Moscow	San Francisco Silicon Valley Singapore Tokyo Washington, D.C.
    Re:
    Rule 462(b) Registration Statement for
    1,357,000 shares of Class A Common Stock, par value $.001 per share

Ladies and Gentlemen:

        In connection with the registration by Orbitz, Inc., a Delaware corporation (the "Company"), of 1,357,000 shares of Class A common stock, par value $.001 per share, all of which are being sold by the selling stockholders named in the Registration Statement, as defined below (the "Additional Shares"), under the Securities Act of 1933, as amended (the "Securities Act"), on a Registration Statement on Form S-1 (the "Rule 462(b) Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 462(b) under the Securities Act on December 16, 2003, you have requested our opinion set forth below. The Rule 462(b) Registration Statement relates to the Company's Registration Statement on Form S-1 (File No. 333-88646) (the "Registration Statement") declared effective by the Commission on December 16, 2003.

        In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Additional Shares, and for the purposes of this opinion have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

        We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

        Subject to the foregoing, it is our opinion that the Additional Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by that certain Exchange Agreement among the Company, Orbitz, LLC, American Airlines, Inc., Continental Airlines, Inc., Omicron Reservations Management, Inc., Northwest Airlines, Inc. and United Air Lines, Inc. or its affiliate referred to in the Registration Statement, will be validly issued, fully paid and nonassessable.

        We consent to your filing this opinion as an exhibit to the Rule 462(b) Registration Statement.

                      Very truly yours,

                      /s/  LATHAM & WATKINS LLP

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  Exhibit 5.1